Exhibit 5.1

[ROPES & GRAY LLP LETTERHEAD]

August 11, 2005

Alexion Pharmaceuticals, Inc.

352 Knotter Dr.

Cheshire, CT 06410

Re:	Alexion Pharmaceuticals, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the public offering (the “Offering”) by Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of two million five hundred thousand (2,500,000) shares of the Company’s common stock, $.0001 par value (the “Shares”), registered pursuant to a Registration Statement (the “Original Registration Statement”) on Form S-3 (File No. 333-114449), as amended, and the related Registration Statement (the “462(b) Registration Statement” and, together with the Original Registration Statement, the “Registration Statement”) on Form S-3 (File No. 333-127471) filed pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended. The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated August 11, 2005, by and among the Company and Morgan Stanley & Co. Incorporated.

We have acted as counsel for the Company in connection with its proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the shares to be sold in the Offering pursuant to the Original Registration Statement have been duly authorized and, when such shares have been issued and sold and the Company has received the consideration in accordance with the terms of the Underwriting Agreement, such shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Original Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.

This opinion may be used only in connection with the offer and sale of the shares registered on the Original Registration Statement while such registration statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP